Exhibit 10.16

AMENDMENT NO. 1 TO THE
KEMPER CORPORATION NON-QUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, Kemper Corporation, a Delaware corporation (the “Company”), amended and restated the Kemper Corporation Non-Qualified Deferred Compensation Plan, effective August 25, 2011 (the “Deferred Compensation Plan”); and
WHEREAS, the Administrative Committee of the Kemper Corporation 401(k) Savings Plan (the “Committee”) has the authority to amend the Deferred Compensation Plan, except for amendments which would have a material adverse financial impact on the Company and its affiliates; and
WHEREAS, the Committee now desires to amend the Deferred Compensation Plan to increase the amount of eligible compensation that may be deferred under the Deferred Compensation Plan by a participant, effective January 1, 2013.
NOW, THEREFORE, the Committee, on behalf of the Company, does hereby adopt the following amendments to the Deferred Compensation Plan, effective with respect to Deferral Elections that are effective on or after January 1, 2013:
1.Section 1.5 of the Deferred Compensation Plan is amended to add “(in printed or electronic form)” after the phrase “written document.”
2.    Section 1.12 of the Deferred Compensation Plan is amended to read as follows:
“‘Deferral Election’ means the following: (a) for Employee Participants, an election to defer a part of such Participant’s Regular Base Salary, such Participant’s Bonus Compensation, or such Participant’s Multi-Year Incentive Compensation, all pursuant to Section 3.1, and (b) for Outside Director Participants, an election to defer Director Fees pursuant to Section 3.1. A Participant’s Deferral Election shall also include an election by the Participant specifying the calendar year in which payments shall commence and the method of payment with respect to the payout of all future benefits attributable to deferrals for the Plan Year.”
3.    Section 1.20 of the Deferred Compensation Plan is amended to add “(in printed or electronic form)” after the phrase “written document.”
4.    Section 3.1 of the Deferred Compensation Plan is amended to read as follows:
“3.1    Deferral Amounts.
(a)    Participants may elect to defer Eligible Compensation subject to the limits described below. A separate election for Regular Base Salary, Bonus Compensation, Multi-Year Incentive Compensation and Director Fees must be made. Outside Director Participants may elect to defer up to 100%

Exhibit 10.16

of their Director Fees. Subject to Section 3.1(b), Employee Participants may elect to defer up to (i) 60% of their Regular Base Salary, (ii) 85% of their Bonus Compensation, and (iii) for Multi-Year Incentive Compensation for which the first year of the performance period begins on or after January 1, 2013, 85% of their Multi-Year Incentive Compensation.
(b)    The amount that an Employee Participant may defer cannot be in excess of his or her Regular Base Salary, Bonus Compensation and Multi-Year Compensation, respectively, reduced by their “Applicable Taxes.” “Applicable Taxes” means the taxes on the Regular Base Salary, Bonus Compensation and Multi-Year Compensation, respectively, which a Participant elects to defer under the Plan and which are described in the following Regulations:
(i)    Treas. Reg. § 1.409A-3(j)(4)(vi), which allows an Employer to accelerate payment of Eligible Compensation deferred under the Plan to pay FICA taxes on such Eligible Compensation and income tax withholding related to such FICA taxes; and
(ii)    Treas. Reg. § 1.409A-3(j)(4)(xi), which allows an Employer to accelerate payment of Eligible Compensation deferred under the Plan to pay state, local or foreign taxes on such Eligible Compensation and income tax withholding related to such taxes.”
IN WITNESS WHEREOF, a duly appointed member of the Committee has executed this Amendment No. 1 to the Deferred Compensation Plan on this 21st day of December, 2012.

KEMPER CORPORATION
By: /S/ LISA KING
Lisa King Its: Vice President